RECEIVED March 2/10

THIS IS AN AMENDING AGREEMENT

BETWEEN: NATIONAL RESEARCH COUNCIL OF CANADA
whose head office address is: 1200 Montreal Road, Ottawa, Ontario K1A 0R6 (called **"NRC**)

through its Institute, whose name and address are: INSTITUTE FOR BIOLOGICAL SCIENCES, 1200 Montreal Road, Building M-54, Ottawa, Ontario K1A 0R6 (called **"NRC-IBS"**)

AND: NATURALLY ADVANCED TECHNOLOGIES INC.
a corporation under the laws of British Columbia
whose address is: 1008 Homer Street, Vancouver, British Columbia (called the **"Collaborator"**)

WHEREAS

(a) NRC and Crailar Fiber Technologies Inc. (a subsidiary of the Collaborator) entered into an Agreement, signed by NRC on 7 December 2007, (called the **"Original Agreement"**) by which the Parties agreed to collaborate in a "Project", described as: ***Advanced Enzyme Technology for the Extraction and Cleaning of Industrial Hemp Fibre for the Textile Sector.***

(b) The research phase for the enzyme processing of hemp fibres is winding down, so the parties would like to refocus the research efforts towards: ***Cellulase Technology for the Production of Lignocellulostic Ethanol.*** The attached "Background Summary" details the opportunity in this area.

(c) The parties wish to amend the original Agreement. In consideration of the mutual covenants hereunder, the parties agree as follows:

1. The Original Agreement shall be read with the amended terms stated below. With respect to all other terms, the Parties confirm the Original Agreement.

2. The attached "Statement of Work and Deliverables" replaces the "Statement of Work and Deliverables" in the original.

3. The estimated total cost of the Project is amended to be **$6,771,358** which is the $3,561,033 cost of the Original Agreement plus $3,210,325 for the new work contained in this amendment.

4. The amount that the Collaborator will pay to NRC in cash is amended to be: **$629,260** which is the $366,000 contribution of the Original Agreement plus $263,260 for the contributions for the new work herein. The attached **"SCHEDULE OF PAYMENTS"** replaces the schedule in the Original Agreement.

5. The estimated amount that the Collaborator will put into the Project is amended to be: **$3,650,000** which is the $2,300,000 from the Original Agreement plus $1,350,000 for the contributions for the new work herein.

6. The estimated amount that NRC will put into the Project is amended to be: **$2,490,098** which is the $893,033 from the Original Agreement plus $1,597,065 for the contributions for the new work herein. The NRC funding for the new project for ethanol production includes contributions from the Agricultural Bioproducts Innovation Program (ABIP) and the National Bioproducts Program (NBP).

7. The expiry date stated as "May 9, 2010" is amended to be **"May 9, 2012"**.

8. This Agreement may be signed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

SIGNED by the Collaborator in duplicate at ____________, ____________, CANADA

CRAILAR FIBER TECHNOLOGIES INC.

Date: 3RD FEBRUARY 2010

Per: ____________

Name and title: Ken Barker CEO

SIGNED by NRC in duplicate at Ottawa, Ontario, CANADA

NATIONAL RESEARCH COUNCIL OF CANADA

Date: 19 FEB 2010

Per: ____________

Name and title: Roman Szumski
Vice-President, NRC Life Sciences

STATEMENT OF WORK AND DELIVERABLES

WP-1 **Objective**: Design and construction of improved cellulase enzyme to break down cellulose to glucose efficiently.

WP-2 **Deliverables**: Improved cellulase enzyme with novel designs for the efficient hydrolysis of cellulose to glucose.

2010-01-01 to 2011-03-31

- Design and construction of a single bi-functional hyperthermophilic cellulase via protein engineering, that can break down model and biomass cellulose to glucose in high temperature (60-85°C)
- Design and construction of improved hyperthermophilic cellulase with reduced lignin interference, via protein engineering.
- Design and construction of improved versions of bi-functional hyperthermophilic cellulase through variation of the linking sequences.
- Hydrolysis test of biomass from agricultural crop waste (corn stover, rice straw, hemp and flax wood, triticales) with the engineered cellulases

2011-04-01 to 2012-03-31

- Design and construction of a single bi-functional mesophilic cellulase via protein engineering, that can break down model and biomass cellulose to glucose in moderate temperature (40-60°C)
- Design and construction of improved mesophilic cellulase with enhanced activity, via protein engineering.
- Hydrolysis test of biomass with the engineered cellulases

2012-04-01 to 2013-03-31

- Construction of improved versions of bi-functional hyperthermophilic and mesophilic cellulase via 3 cycles (generations) of protein engineering.
- Development of protocol for the optimal hydrolysis of biomass by the engineered cellulases

WP-3 BUDGET

Item	Annual rate	% Dedicated	Total Cost to Project	NRC Contribution	NAT $ Contribution	NAT In-Kind Contribution
Year 4						
Mark Wood, TO4	$166,750	80.00%	$133,400	$40,020	$93,380	
Fang Huang TO3	$166,750	80.00%	$133,400	$128,400	$5,000	
Steve Legault , TO3	$166,750	100.00%	$166,750	$166,750	$0	
Dr. Trent Yang, AsRO	$166,750	100.00%	$166,750	$166,750	$0	
Dr. Evgueni Virogradov, SRO	$261,000	20.00%	$52,200	$47,200	$5,000	
Dr. Wing Sung PRO	$297,250	80.00%	$237,800	$237,800	$0	
Business Administration	$297,250	5.00%	$14,863	$12,863	$2,000	
Travel			$10,000	$0	$10,000	
Operational Costs			$15,000	$0	$15,000	
Jeremy Jones	$250,000	50.00%	$125,000			$125,000
Jason Finnis	$250,000	75.00%	$187,500			$187,500
Ken Barker	$350,000	50.00%	$175,000			$175,000
Guy Prevost	$250,000	75.00%	$187,500			$187,500
COST PROJECT YEAR 4			**$1,605,163**	**$799,783**	**$130,380**	**$675,000**

Year 5						
Mark Wood, TO4	$166,750	80.00%	$133,400	$40,020	$93,380	
Fang Huang TO3	$166,750	80.00%	$133,400	$125,900	$7,500	
Steve Legault , TO3	$166,750	100.00%	$166,750	$166,750	0	
Dr. Trent Yang, AsRO	$166,750	100.00%	$166,750	$166,750	0	
Dr. Evgueni Virogradov, SRO	$261,000	20.00%	$52,200	$47,200	$5,000	
Dr. Wing Sung PRO	$297,250	80.00%	$237,800	$237,800	$0	
Business Administration	$297,250	5.00%	$14,863	$12,863	$2,000	
Travel			$10,000		$10,000	
Operational Costs			$15,000		$15,000	
Jason Finnis	$250,000	75.00%	$187,500			$187,500
Ken Barker	$350,000	50.00%	$175,000			$175,000
Guy Prevost	$250,000	75.00%	$187,500			$187,500
Jeremy Jones	$250,000	50.00%	$125,000			$125,000
COST PROJECT YEAR 5			**$1,605,163**	**$797,283**	**$132,880**	**$675,000**
Total Costs (years 4 & 5)			**$3,210,325**	**$1,597,065**	**$263,260**	**$1,350,000**

Note - NRC contributions includes funding from the Agricultural Bioproducts Innovation Program (ABIP) and the National Bioproducts Program (NBP)

BACKGROUND SUMMARY

Cellulase Technology for the Production of Lignocellulosic Ethanol

B-1 NRC-IBS is developing technology for the production of ethanol based on the sustainable feedstock cellulose in agricultural. For more than 50 years, the biggest challenge in such development has been the low efficiency in the upstream process, namely the inefficient enzymatic conversion of cellulose to glucose for the subsequent fermentation to ethanol. In our present effort to overcome this problem, IBS will develop (i) vastly improved cellulase enzymes via protein engineering, and (ii) more efficient protocol for the hydrolytic process.

B-2 BACKGROUND

1. Market for Bio-ethanol
For decades, there has continual push to reduce the reliance on fossil fuel. In 2008, 71% of oil consumption in USA is for the production of 138B gal. of vehicle fuel or gasoline (Appendix 1). Bio-ethanol can potentially replace the gasoline as E85 vehicles (Chrysler E85 minivans, Chrysler E85 Sebrings) powered by 85% ethanol-15% gasoline blend, has already been in commercial production. In Brazil, different flex-fuel models from several car makers can run on any blend of ethanol (E100) and gasoline (E20 to E25). The USA market for bio-ethanol as gasoline replacement can be as much as a. $400B/yr.

2. Starch Ethanol and Un-sustainability
Bio-ethanol is produced via fermentation of glucose with yeast. Glucose is a product of hydrolysis of two biomass feedstock, namely starch and cellulose. The hydrolysis of corn starch by the enzyme gluco-amylase in the commercial production of ethanol has been well established. However, the ethical concern of converting food item like starch and sustainability questions on intensive fertilizers usage, energy input and large leftover of unused plant waste, make starch ethanol unacceptable. The industrial production of starch ethanol has at least demonstrated that the downstream technologies of fermentation and final extraction of ethanol are well developed.

3. Cellulosic Ethanol and Opportunity
A sustainable alternative to glucose feedstock is via hydrolysis of cellulose in agricultural waste like corn stover and straws, which is the unexploited byproduct in agri-food production. Although cellulose represents the largest component in biomass, the low efficiency of the hydrolytic enzyme cellulase is the road block to viable cellulosic ethanol. The amount of cellulase used was so large to push the hydrolysis to completion that it made up 50% of the production cost of cellulosic ethanol according in a 2000 study. Therefore more efficient technology has to be developed to lower the enzyme usage to about 1-5% of the ethanol production cost, before cellulosic ethanol can ever be economically viable. Based on the ethanol market of $400B/yr in USA, the estimated market for such efficient cellulase will be a. $4-23B/yr.

4. NRC and New Cellulase Technology
In NRC, we are developing new enzyme technology with 2 goals:
- More efficient cellulase via protein engineering
- Efficient hydrolysis protocol for the agricultural waste.

5. Collaborators and Resources
At present, our research in this area has been supported by funding of 2 programs:
- The Agricultural Bioproducts Innovation Programs (ABIP) Canadian biofuels Network (CBioN)
- The AAFC-NRCan-NRC National Bioproduct Project (NBP)

We like to collaborate with industrial partner who has same interest, vision, compatible technology, business expertise and finance to push the project to successful conclusion.

6. The NRC Team and Track Record
The NRC-IBS team has 6 scientists led by Dr. Wing Sung, Principal Research Officer, who has 28 patents granted, including 8 in the USA. His successful collaborations with industrial partners has resulted in commercial products at various stage of industrial application, commercialization and development (Appendix 2). He has been recognized by various external and internal achievement awards (Appendix 2).

7. NRC Contacts
Dr. Wing Sung, PRO – phone 613-990-2114, email- wing.sung@nrc.ca
Mr. Scott Ferguson, Director – phone 613-990-5948, email- scott.ferguson@nrc.ca

B-3 **APPENDIX**

Gasoline data for 2008
Ref: Energy Information Administration
http://www.eia.doe.gov/basics/quickoil.html

Disposition Related	
U.S. Petroleum Consumption	19,498,000 *barrels/day*
U.S. Motor Gasoline Consumption	8,989,000 *barrels/day* (378 *million gallons/day*)
Share of US Oil Consumption for Transportation	71%
U.S. Total Petroleum Exports	1,802,000 *barrels/day*

Price Related	
Crude Oil Domestic First Price (wellhead price)	$94.04/barrel
Motor Gasoline Retail Prices (U.S. city average)	$3.32/gallon
Regular Grade Motor Gasoline Retail Prices (U.S. city average)	$3.27/gallon
Premium Motor Gasoline Retail Prices (U.S. city average)	$3.52/gallon
Federal Motor Gasoline Tax	18.4 *cents/gallon*

US Gasoline consumption is 378 M x 365 or **138B gallons /yr**
US Market for gasoline is $138 x 3.32 B or **$458B /yr**

Assumptions for the calculation of cellulase for bio-ethanol production:

1. The price of bio-ethanol and gasoline are competitive or same.
2. Efficient cellulase is 1-5% of the production cost for ethanol

The market of cellulase for bio-ethanol production will be **$4 - 23B/yr**

ANNEX SP – SCHEDULE OF PAYMENTS TO NRC

To Agreement with: **CRAILAR FIBER TECHNOLOGIES INC.**

Billing Address, if not the same as the Party's address at the beginning of this Agreement:

Invoicing reference number, if desired:

TERMS OF PAYMENT:

SP-1 Except for an amount expressed in the Schedule below to be due upon signature of this Agreement, all amounts set out in the Schedule shall be due as invoiced by NRC, which invoice shall provide for payment due 30 days from the date the invoice is issued. An amount expressed in the Schedule to be due upon signature of the Agreement is due immediately upon execution of the Agreement by both Parties. NRC shall issue invoices for subsequent payments in accordance with the Schedule below.

SCHEDULE	PRINCIPAL	GST	QST	AMOUNT DUE
1. Invoice to be issued 1 February 2010	$ 31,562.50			$ 31,562.50
2. Invoice to be issued 1 May 2010	$ 32,595.00			$ 32,595.00
3. Invoice to be issued 1 August 2010	$ 32,595.00			$ 32,595.00
4. Invoice to be issued 1 November 2010	$ 32,595.00			$ 32,595.00
5. Invoice to be issued 1 February 2011	$ 32,595.00			$ 32,595.00
6. Invoice to be issued 1 May 2011	$33,220.00			$33,220.00
7. Invoice to be issued 1 August 2011	$33,220.00			$33,220.00
8. Invoice to be issued 1 November 2011	$33,220.00			$33,220.00
9. Invoice to be issued 1 February 2012	$33,220.00			$33,220.00

SP-2 If the total of payments above does not agree with a statement in the main body of the Agreement about the amount to be paid to NRC in cash, the main body is considered correct.

SP-3 NRC may suspend its performance of any obligations under this Agreement until the specified prepayment or payment is received, and for as long as any payments are in arrears.

SP-4 If a surplus of prepayment remains as a result of premature termination, it will be refunded.

SP-5 A Party shall notify the other Party, and explain, if it appears at any time that costs expressed as estimates will be exceeded by more than 10%. The Parties shall then negotiate a further agreement on costs or payments, and either Party may suspend the performance of any obligations, other than accrued obligations to pay, until a further agreement is reached.

SP-6 Payments must be made to: "Receiver General - National Research Council of Canada" and addressed to:

Accounts Receivable
National Research Council of Canada
1200 Montreal Road
Ottawa, Ontario, K1A 0R6, Canada

SP-7 Where an instrument tendered in payment or settlement of an amount due to NRC is, for any reason, dishonoured, an administrative charge of $25 is payable to NRC and is due as invoiced.

SP-8 Interest is payable on all overdue amounts. Interest on overdue amounts is calculated and compounded monthly at the average bank rate plus 3% and accrues during the period beginning on the due date and ending on the day before the day on which payment is received by NRC. For purposes of this paragraph "**bank rate**" means the rate of interest established periodically by the Bank of Canada as the minimum rate at which the Bank of Canada makes short term advances to members of the Canadian Payments Association, and "**average bank rate**" means the weighted arithmetic average of the bank rates that are established during the month before the month in respect of which interest is being calculated.